Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

October 26, 2022

Ally Financial, Inc.,

        500 Woodward Ave., Floor 10,

               Detroit, Michigan 48226.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of Ally Financial Inc., a Delaware corporation (the “Company”); (ii) depositary shares of the Company representing interests in shares of Preferred Stock (the “Depositary Shares”); (iii) the Company’s senior notes (the “Senior Notes”) which may be issued pursuant to the Indenture dated as of July 1, 1982, as amended by the first supplemental indenture dated as of April 1, 1986, the second supplemental indenture dated as of June 15, 1987, the third supplemental indenture dated as of September 30, 1996, the fourth supplemental indenture dated as of January 1, 1998, the fifth supplemental indenture dated as of September 30, 1998 and the sixth supplemental indenture dated as of June 9, 2022 (as so amended, the “Senior Note Indenture”), between the Company and The Bank of New York Mellon (successor to Morgan Guaranty Trust Company of New York), as trustee; and (iv) the Company’s subordinated notes (the “Subordinated Notes”), which may be issued pursuant to the Indenture dated as of November 20, 2015 (the “Subordinated Note Indenture”), between the Company and The Bank of New York Mellon, as trustee, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We refer to the Preferred Stock, Depositary Shares, Senior Notes and Subordinated Notes, collectively, as the “Securities.” Upon the basis of such examination, it is our opinion that:

(1) When the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the Preferred Stock and of its issuance and sale have been duly established in conformity with the Company’s Amended and Restated Certificate of Incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction

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imposed by any court or governmental body having jurisdiction over the Company, a certificate of designations with respect to the Preferred Stock has been duly filed with the Secretary of State of the State of Delaware, and the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement, the Preferred Stock will be validly issued, fully paid and nonassessable.

(2) When the Registration Statement has become effective under the Act, the terms of the deposit agreement under which the Depositary Shares are to be issued (the “Deposit Agreement”) have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Deposit Agreement has been duly authorized, executed and delivered by the parties thereto, the terms of the Depositary Shares and of their issuance and sale have been duly established in conformity with the Deposit Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Preferred Stock represented by the Depositary Shares has been duly authorized and validly issued and is delivered to the depositary, and the depositary receipts evidencing the Depositary Shares have been duly issued against deposit of the Preferred Stock in accordance with the Deposit Agreement and issued and sold for a price determined by the Company’s Board of Directors which is not less than the par value of the underlying shares of Preferred Stock represented thereby, the depositary receipts evidencing the Depositary Shares will be validly issued.

(3) When the Registration Statement has become effective under the Act, the terms of the Senior Notes and of their issuance and sale have been duly established in conformity with the Senior Note Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Senior Notes have been duly executed and authenticated in accordance with the Senior Notes Indenture and issued and sold as contemplated by the Registration Statement, the basic prospectus included therein and the appropriate prospectus supplement or supplements, the Senior Notes will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(4) When the Registration Statement has become effective under the Act, the terms of the Subordinated Notes and of their issuance and sale have been duly established in conformity with the Subordinated Note Indenture so as not to violate any

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applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Subordinated Notes have been duly executed and authenticated in accordance with the Subordinated Notes Indenture and issued and sold as contemplated by the Registration Statement, the basic prospectus included therein and the appropriate prospectus supplement or supplements, the Subordinated Notes will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP